United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 25, 2016

Date of Report (Date of earliest event reported)

LATTICE INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	005-34249	22-2011859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7150 N. Park Drive, Suite 500 Pennsauken, New Jersey	08109
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (856) 910-1166

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material definitive Agreement

The disclosure contained in Item 2.03 is incorporated by reference in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 25, 2016, Lattice Incorporated (“Company” or “we”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Cantone Asset Management LLC (“Cantone”), a third party lender, pursuant to which the Company issued a promissory note in the aggregate principal amount $375,000 and received $356,250 in gross proceeds (equivalent to a 5% original issue discount) (the “Loan”). The Company is also obligated to issue 600,000 shares of its common stock to Cantone pursuant to the Loan Agreement, and paid Cantone additional fees of approximately $3,000. The Loan is secured by a first priority security interest in certain of the Company’s components and work-in progress.

In connection with the Loan Agreement and the transactions contemplated thereby, the Company issued a promissory note dated February 26, 2016, bearing an interest rate of 14% per year (the “Note”). The Note matures on the earlier of August 26, 2016 and the date that the Company receives payment from its customer for the equipment purchased with the proceeds of the Note. The Note provides for customary events of default, including the failure to pay any amount due under the Note on the applicable due date (subject to a cure period), any default on any other indebtedness by the Company, the Company becoming insolvent, or the company filing for voluntary bankruptcy. In the event of a default, the interest rate on the Note would increase to 18% per year and $37,500 would be added to the to the principal as a penalty. If the Company fails to make a payment within 10 days of the due date, the Company would be obligated to pay a late charge of 5% of the amount due.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure contained in Item 2.03 is incorporated by reference in this Item 3.02. The securities (an aggregate of 600,000 shares of the Company’s common stock) were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement dated February 25, 2016, between Lattice Cantone, LLC and the Company
10.2	Promissory Note dated February 26, 2016 made in favor of Cantone Asset Management LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated March 4, 2016

LATTICE INCORPORATED

By:/s/ Joe Noto
Name: Joe Noto
Title: Chief Financial Officer

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